Exhibit 99.1

MICHAELS STORES ANNOUNCES COMPLETION OF

MERGER AGREEMENT WITH

BAIN CAPITAL AND BLACKSTONE AFFILIATES

Irving, TX, October 31, 2006 — Michaels Stores, Inc. (NYSE: MIK) today announced the completion of the merger of Michaels Stores with affiliates of two leading global private investment firms, Bain Capital Partners LLC and The Blackstone Group.

On June 30, 2006, affiliates of Bain Capital and Blackstone entered into a merger transaction with Michaels Stores for a purchase price of more than $6 billion.  Under the terms of the merger agreement, Michaels Stores stockholders are entitled to receive $44 per share in cash, without interest.

With the transaction completed, Bain Capital and Blackstone now own equal stakes in Michaels Stores, and funds affiliated with Highfields Capital Management own a minority stake.  Senior management of the Company also will acquire a minority stake of the Company.  The current Michaels management team, led by Jeffrey Boyer and Gregory Sandfort, will continue to operate the business.

“We are pleased with the successful outcome of this transaction,” Mr. Boyer said. “We look forward to partnering with Bain Capital and Blackstone to take Michaels Stores to the next level, both operationally and financially, and to realize our Company’s full long-term potential with the help of our dedicated employees.”

“Our new partners share our vision of the significant growth opportunities at Michaels as we further accelerate our critical merchandising, marketing, strategic sourcing and operating initiatives,” Mr. Sandfort stated. “We are focused on enhancing our business by attracting new customers and continuously improving the service we offer.”

On October 5, 2006, Michaels Stores stockholders approved the merger agreement at a special meeting, with more than 99% of shares present voting for approval. The number of shares voting to approve the merger agreement represented more than 78% of the total number of shares outstanding and entitled to vote.

As a result of this transaction, Michaels Stores stock will cease trading on the New York Stock Exchange at market close today, October 31, 2006.  Stockholders who hold shares through a bank or broker will not have to take any action to have their shares converted into cash, since these conversions will be handled by the bank or broker.  Stockholders who hold certificates can exchange their certificates for $44 per share in cash, without interest, through our transfer agent, Computershare Investor Services. Computershare will be sending out instructions to registered stockholders in the next several days regarding specific actions they will need to take to exchange their shares for the merger consideration.

About Michaels Stores

Michaels Stores, Inc. (www.michaels.com) is the world’s largest specialty retailer of arts, crafts, framing, floral, home décor, and seasonal merchandise for the hobbyist and do-it-yourself home decorator. As of October 31, 2006, the Company owns and operates 919 Michaels stores in 48 states and Canada, 165 Aaron Brothers stores, 11 Recollections stores, and four Star Wholesale operations.

About Bain Capital

Bain Capital (www.baincapital.com) is a global private investment firm that manages several pools of capital including private equity, venture capital, public equity, and leveraged debt assets with approximately $40 billion in assets under management. Since its inception in 1984, Bain Capital has made private equity investments and add-on acquisitions in over 230 companies around the world, including such leading retailers and consumer companies as Toys "R" Us, Burger King, Staples, Burlington Coat Factory, Shopper's Drug Mart, Brookstone, Domino's Pizza, Dollarama, Sealy Corp., Sports Authority and Duane Reade.  Headquartered in Boston, Bain Capital has offices in New York, London, Munich, Hong Kong, Shanghai, and Tokyo.

About The Blackstone Group

The Blackstone Group, a global private investment and advisory firm, was founded in 1985. The firm has raised a total of approximately $67 billion for alternative asset investing since its formation of which approximately $30 billion has been for private equity investing. The Private Equity Group is currently investing its fifth general private equity fund with commitments of $15.6 billion, and has over 60 experienced professionals with broad sector expertise. Blackstone’s other core businesses include Private Real Estate Investing, Corporate Debt Investing, Hedge Funds, Mutual Fund Management, Private Placement, Marketable Alternative Asset Management, and Investment Banking Advisory Services. Further information is available at http://www.blackstone.com.

Media and Investor Contact:

For Michaels Stores:

Michael Gross

Robinson Lerer & Montgomery

646-805-2003

For Bain Capital:

Alex Stanton

Stanton Crenshaw Communications

212-780-0701

alex@stantoncrenshaw.com

For The Blackstone Group:

John Ford

The Blackstone Group

212-583-5559

ford@blackstone.com

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